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                                                       Page 50 of 55 Pages

                                                                EXHIBIT 25
CUSIP No. 235906104

                          [ON FOLEY & LARDNER LETTERHEAD]


                                 December 22, 1998
VIA FACSIMILE
-------------

Mary Beth Poronsky-Stull
President
Damen Financial Corporation
200 West Higgins Road
Schaumburg, Illinois 60195-3780

     Re: Preliminary Proxy Statement of Paul J. Duggan and the Committee to Enhance Shareholder Value for the Annual Meeting of Damen Financial Corporation ("Damen" or the "Company") to be held January 25, 1999

Dear Ms. Poronsky-Stull:

          We wanted to inform you that this morning, on behalf of our client, Paul J. Duggan and the Committee to Enhance Shareholder Value (the "Committee"), we have filed by EDGAR a preliminary proxy statement in connection with the solicitation of proxies with respect to Mr. Duggan's nominees to the Board of Directors and the Stockholder Proposal.

          We have been informed by a representative of Damen that the Company plans to send out on December 23, 1998 materials to stockholders concerning its annual meeting. However, according to our review of the EDGAR database, Damen has not filed its preliminary proxy statement with the Securities and Exchange Commission ("SEC").

          We direct you to Rule 14a-9 and 14a-6 under the Securities Exchange Act of 1934. These rules clearly require Damen to (1) insert all material facts with respect to any stockholder proposal and the Annual Meeting, which would require referring to Mr. Duggan's and the Committee's solicitation in opposition; and (2) file a preliminary proxy statement with the SEC ten (10) days prior to mailing its proxy statement to stockholders, if your statement comments on or refers to a solicitation in opposition. Accordingly, Damen must file a preliminary proxy statement.

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                                                         Page 51 of 55 Pages

CUSIP No. 235906104

Mary Beth Poronsky-Stull
December 22, 1998
Page 26


          We presume that Damen will be filing such preliminary proxy statement with the SEC in the next few days and that it will be delaying the mailing of its proxy materials until 10 days after the date of such filing.

          If you wish to discuss this further, please call me at
(312) 755-2579.

                                   Sincerely,

                                   /s/ Russell W. Hahn

                                   Russell W. Hahn

cc:  Paul J. Duggan
     John K. Wilson, Esq.